EXHIBIT 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com
News Release

AMGEN’S THIRD QUARTER 2010 REVENUE

UNCHANGED AT $3.8 BILLION VERSUS PRIOR YEAR

Third Quarter 2010 Adjusted Earnings Per Share Decreased 9

Percent to $1.36

Third Quarter 2010 GAAP Earnings Per Share Decreased 6

Percent to $1.28

2010 Revenue and Adjusted EPS Guidance Reaffirmed

THOUSAND OAKS, Calif. (Oct. 25, 2010) – Amgen (NASDAQ: AMGN) reported revenue unchanged for the third quarter of 2010 at $3,816 million versus $3,812 million for the third quarter of 2009.

Adjusted net income decreased 14 percent to $1,313 million for the third quarter of 2010 compared to $1,518 million for the third quarter of 2009. The decrease in adjusted net income was driven by unusually low research and development (R&D) costs and favorable tax settlements in the third quarter of 2009. Adjusted earnings per share (EPS) were $1.36 for the third quarter of 2010, a decrease of 9 percent compared to $1.49 for the third quarter of 2009.

“We are pleased with our progress this year and look forward to resuming growth,” said Kevin Sharer, chairman & chief executive officer.

Adjusted EPS and adjusted net income for the third quarter of 2010 and 2009 exclude, for the applicable periods, stock option expense, certain expenses related to acquisitions, non-cash interest expense resulting from a change in accounting for our convertible notes, the income tax benefit (expense) as a result of resolving certain non-routine transfer pricing issues with tax authorities, and certain other items. These adjustments and other items are presented on the attached reconciliation tables.

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Amgen’s Third Quarter Revenue Unchanged at $3.8 Billion;

Third Quarter Adjusted EPS Decreased 9 Percent to $1.36

On a reported basis and calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP diluted EPS were $1.28 for the third quarter of 2010, reflecting a decrease of 6 percent from the third quarter of 2009. GAAP net income decreased 11 percent to $1,236 million for the third quarter of 2010 from $1,386 million for the third quarter of 2009.

Product Sales Performance

Total product sales for the third quarter of 2010 increased 1 percent to $3,759 million from $3,736 million for the third quarter of 2009. Sales in the U.S. were $2,921 million in the third quarter of 2010 versus $2,918 million for the third quarter of 2009. Third quarter 2010 U.S. product sales included a $64 million unfavorable impact due to U.S. Health Care Reform. International sales increased 2 percent to $838 million versus $818 million for the third quarter of 2009. Changes in foreign exchange negatively impacted third quarter 2010 sales by $16 million. Excluding the unfavorable impact of foreign exchange, international product sales increased 4 percent.

Worldwide sales of Aranesp® (darbepoetin alfa) decreased 9 percent to $623 million in the third quarter of 2010 versus $685 million for the third quarter of 2009. In the U.S., Aranesp sales decreased 15 percent to $283 million for the third quarter of 2010 versus $333 million for the third quarter of 2009. The decrease was principally due to a low double-digit percentage point decline in unit demand reflecting an overall decline in the segment, slightly offset by an increase in the average net sales price, and unfavorable changes in wholesaler inventories. International Aranesp sales decreased 3 percent to $340 million versus $352 million in the third quarter of 2009 due to the unfavorable impact of foreign exchange and a decrease in demand, reflecting an overall decline in the segment. Excluding the unfavorable impact of foreign exchange of $7 million, worldwide Aranesp sales decreased 8 percent and international product sales decreased 1 percent.

Sales of EPOGEN® (Epoetin alfa) decreased 2 percent to $653 million in the third quarter of 2010 versus $663 million in the third quarter of 2009 primarily due to a low single-digit percentage point decline in both unit demand and the average net sales price, partially offset by favorable changes in wholesaler inventory. The decrease in unit demand reflects a decrease in dose utilization, partially offset by patient population growth.

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) increased 4 percent to $1,254 million in the third quarter of 2010 versus $1,210 million for the third quarter of 2009. Combined sales of Neulasta and NEUPOGEN in the U.S. were $942 million in the third quarter of 2010 versus $897 million in the third quarter of 2009, an increase of 5 percent due primarily to

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Amgen’s Third Quarter Revenue Unchanged at $3.8 Billion;

Third Quarter Adjusted EPS Decreased 9 Percent to $1.36

an increase in the average net sales price. Combined international sales were $312 million in the third quarter of 2010 versus $313 million for the third quarter of 2009. Excluding the $6 million unfavorable impact of foreign exchange, international product sales increased 2 percent, reflecting continued conversion from NEUPOGEN to Neulasta.

Sales of Enbrel® (etanercept) decreased 1 percent in the third quarter of 2010 to $914 million versus $924 million for the third quarter of 2009 due to share declines primarily in dermatology, partially offset by a slight increase in the average net sales price. ENBREL continues to maintain a leading position in both the rheumatology and dermatology segments.

Worldwide sales of Sensipar® (cinacalcet) increased 6 percent to $175 million in the third quarter of 2010 versus $165 million during the third quarter of 2009, primarily as a result of increased international demand.

Vectibix® (panitumumab) sales increased 21 percent to $70 million in the third quarter of 2010 versus $58 million for the third quarter of 2009 driven by an increase in demand in the U.S. and internationally.

Nplate® (romiplostim) sales increased 94 percent to $60 million in the third quarter of 2010 versus $31 million for the third quarter of 2009 driven by an increase in demand in the U.S. and internationally.

ProliaTM (denosumab) sales for the quarter were $10 million, reflecting steady progress with physicians, patients and payers in the U.S. and internationally.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales increased to 15.5 percent of sales for the third quarter of 2010 versus 14.5 percent of sales for the third quarter of 2009. This increase was primarily driven by higher inventory write-offs due to the EPOGEN and Procrit® (Epoetin alfa) product recalls and higher bulk material cost, partially offset by lower excess capacity charges.

R&D expenses increased 12 percent to $689 million for the third quarter of 2010 versus $613 million for the third quarter of 2009. This increase was primarily driven by higher cost recoveries in the third quarter of 2009 and higher staff related costs primarily from increased headcount outside the U.S. in the third quarter of 2010.

Selling, General, and Administrative (SG&A) expenses increased 3 percent to $942 million in the third quarter of 2010 versus $913 million in the third quarter of 2009. This increase was primarily due to higher staff related and promotional activities for Prolia and other marketed products, as well as higher litigation expenses.

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Amgen’s Third Quarter Revenue Unchanged at $3.8 Billion;

Third Quarter Adjusted EPS Decreased 9 Percent to $1.36

Excluding expenses associated with the Pfizer profit share of $302 million and $306 million for the third quarter of 2010 and 2009, respectively, adjusted SG&A expenses for the third quarter of 2010 increased 5 percent versus the third quarter of 2009.

The adjusted tax rate for the third quarter of 2010 was 19.1 percent compared to 12.9 percent for the third quarter of 2009. The increase was primarily due to the 2009 favorable impact of settling federal and state income tax audits, as well as the benefit of the federal R&D credit in third quarter of 2009.

During the third quarter of 2010, the Company repurchased approximately 6.6 million shares of common stock at a total cost of $0.4 billion. The Company currently has $3.3 billion remaining under its authorized stock repurchase program.

Average diluted shares for adjusted EPS for the third quarter of 2010 were 962 million versus 1,021 million for the third quarter of 2009.

Capital expenditures for the third quarter of 2010 were $127 million versus $130 million for the third quarter of 2009. Worldwide cash and marketable securities were $17.0 billion and adjusted outstanding debt was $13.7 billion as of Sept. 30, 2010. The Company’s adjusted outstanding debt excludes the impact of a change in accounting on the carrying values of its convertible notes. The Company’s outstanding debt presented in accordance with GAAP was $13.3 billion as of Sept. 30, 2010.

2010 Guidance Update

The Company reaffirmed both revenue and adjusted EPS guidance at slightly below $15.1 billion and towards lower end of $5.05 to $5.25, respectively.

Included in the 2010 revenue and Adjusted EPS guidance noted above is the estimated impact of the U.S. Health Care Reform Legislation of slightly below $200 million.

The Company now expects the 2010 adjusted tax rate to be around 20 percent and continues to expect capital expenditures to be approximately $600 million.

Adjusted EPS and the adjusted tax rate exclude stock option expense, certain expenses related to prior acquisitions, the non-cash interest expense resulting from a change in accounting for our convertible notes, and the income tax benefit as a result of resolving certain non-routine transfer pricing issues with tax authorities.

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Amgen’s Third Quarter Revenue Unchanged at $3.8 Billion;

Third Quarter Adjusted EPS Decreased 9 Percent to $1.36

Third Quarter Product and Pipeline Update

The Company provided updates on selected products and clinical programs.

Aranesp: The Company discussed the U.S. Food and Drug Administration’s (FDA) Cardiovascular and Renal Drugs Advisory Committee (CRDAC) panel meeting which took place on Oct. 18th, 2010. The purpose of the panel was to review the results from TREAT (the Trial to Reduce Cardiovascular Events with Aranesp® Therapy), conducted in patients not on dialysis, and how those results inform the appropriate use of erythropoiesis-stimulating agents (ESAs) in patients with chronic kidney disease (CKD). The Company will continue to work with the FDA to develop information that will optimize the use of ESAs in CKD patients.

Denosumab: The Company reaffirmed that the Prescription Drug User Fee Act (PDUFA) action date for its application for denosumab for the treatment of bone metastases to reduce skeletal related events in patients with cancer is Thursday, Nov. 18, 2010. The FDA granted priority review designation to denosumab for this indication. Priority review designation is granted to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists.

The Company reaffirmed that data from study ‘147 for denosumab in the prevention of prostate cancer bone metastases is expected to be available in the fourth quarter of 2010.

Vectibix: The Company announced that it plans to file supplemental Biologics License Applications for first-and second-line metastatic colorectal cancer indications in the U.S. during the fourth quarter of 2010.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP basis) for the three and nine months ended Sept. 30, 2010 and 2009. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP basis) as of Sept. 30, 2010. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliations of GAAP to “adjusted” operating results, which are included on the attached tables, are presented in a format which we believe facilitates a reader’s understanding of the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our adjusted operating results.

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Amgen’s Third Quarter Revenue Unchanged at $3.8 Billion;

Third Quarter Adjusted EPS Decreased 9 Percent to $1.36

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2009, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity

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Amgen’s Third Quarter Revenue Unchanged at $3.8 Billion;

Third Quarter Adjusted EPS Decreased 9 Percent to $1.36

for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

CONTACT:	Amgen, Thousand Oaks David Polk, 805-447-4613 (media) Arvind Sood, 805-447-1060 (investors)

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Amgen’s Third Quarter Revenue Unchanged at $3.8 Billion;

Third Quarter Adjusted EPS Decreased 9 Percent to $1.36

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended					Three Months Ended
	September 30, 2010					September 30, 2009
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,759	$—		$3,759		$3,736	$—		$3,736
Other revenues	57	—		57		76	—		76

Total revenues	3,816	—		3,816		3,812	—		3,812

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	587	(3	)(a)	584		545	(3	)(a)	542
Research and development	719	(12	)(a)	689		647	(13	)(a)	613
		(18	)(b)				(18	)(b)
							(3	)(f)
Selling, general and administrative	957	(15	)(a)	942		932	(13	)(a)	913
							(6	)(f)
Amortization of certain acquired intangible assets	74	(74	)(c)	—		74	(74	)(c)	—
Other	—	—		—		9	(8	)(e)	—
							(1	)(f)

Total operating expenses	2,337	(122)		2,215		2,207	(139)		2,068

Operating income	1,479	122		1,601		1,605	139		1,744
Interest expense, net	150	(67	)(d)	83		139	(63	)(d)	76
Interest and other income, net	105	—		105		74	—		74

Income before income taxes	1,434	189		1,623		1,540	202		1,742
Provision for income taxes	198	74	(g)	310		154	80	(h)	224
		38	(i)				(28	)(i)
							18	(k)

Net income	$1,236	$77		$1,313		$1,386	$132		$1,518

Earnings per share:
Basic	$1.29			$1.37		$1.36			$1.49
Diluted (l)	$1.28			$1.36	(a)	$1.36			$1.49	(a)
Average shares used in calculation of earnings per share:
Basic	958			958		1,016			1,016
Diluted (l)	962			962	(a)	1,022			1,021	(a)

(a) - (l) See explanatory notes on the following pages.

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Amgen’s Third Quarter Revenue Unchanged at $3.8 Billion;

Third Quarter Adjusted EPS Decreased 9 Percent to $1.36

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Nine months ended					Nine months ended
	September 30, 2010					September 30, 2009
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$10,900	$—		$10,900		$10,608	$—		$10,608
Other revenues	312	—		312		225	—		225

Total revenues	11,212	—		11,212		10,833	—		10,833

Cost of sales (excludes amortization of certain acquired intangible assets presented below)	1,648	(11	)(a)	1,637		1,553	(9	)(a)	1,543
							(1	)(f)
Research and development	2,040	(40	)(a)	1,948		1,973	(40	)(a)	1,875
		(52	)(b)				(52	)(b)
							(6	)(f)
Selling, general and administrative	2,827	(44	)(a)	2,783		2,640	(39	)(a)	2,578
							(23	)(f)
Amortization of certain acquired intangible assets	221	(221	)(c)	—		221	(221	)(c)	—
Other	(1)	1	(e)	—		63	(28	)(e)	—
							(35	)(f)

Total operating expenses	6,735	(367)		6,368		6,450	(454)		5,996

Operating income	4,477	367		4,844		4,383	454		4,837
Interest expense, net	442	(198	)(d)	244		436	(186	)(d)	250
Interest and other income, net	283	—		283		182	—		182

Income before income taxes	4,318	565		4,883		4,129	640		4,769
Provision for income taxes	713	211	(g)	962		455	235	(h)	820
		38	(i)				87	(i)
							25	(j)
							18	(k)

Net income	$3,605	$316		$3,921		$3,674	$275		$3,949

Earnings per share:
Basic	$3.73			$4.06		$3.60			$3.87
Diluted (l)	$3.71			$4.04	(a)	$3.58			$3.86	(a)
Average shares used in calculation of earnings per share:
Basic	966			966		1,020			1,020
Diluted (l)	971			971	(a)	1,025			1,024	(a)

(a) - (l) See explanatory notes on the following pages.

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Amgen’s Third Quarter Revenue Unchanged at $3.8 Billion;

Third Quarter Adjusted EPS Decreased 9 Percent to $1.36

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	To exclude stock option expense. For the three and nine months ended September 30, 2010 and 2009, the total pre-tax expense for employee stock options was $30 million and $95 million, respectively, and $29 million and $88 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and nine months ended September 30, 2010 and 2009 was as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
“Adjusted” diluted EPS, excluding stock option expense	$1.36	$1.49	$4.04	$3.86
Impact of stock option expense (net of tax)	(0.01)	(0.02)	(0.07)	(0.06)

“Adjusted” diluted EPS, including stock option expense	$1.35	$1.47	$3.97	$3.80

(b)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets with alternative future uses acquired with the acquisitions of Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”).

(c)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition.

(d)	To exclude the incremental non-cash interest expense resulting from a change in the accounting for our convertible notes effective January 1, 2009.

(e)	To exclude loss accruals or awards for legal settlements.

(f)	To exclude the expenses associated with our restructuring plan announced in August 2007 and certain additional cost savings initiatives subsequently identified.

(g)	To reflect the tax effect of the above adjustments for 2010.

(h)	To reflect the tax effect of the above adjustments for 2009.

(i)	To exclude the income tax benefit (expense) recognized as a result of resolving certain non-routine transfer pricing issues with tax authorities for prior periods.

(j)	To exclude the net tax benefit resulting from adjustments to previously established deferred taxes, primarily related to prior acquisitions and stock option expense, due to changes in California tax law effective for future periods.

(k)	To exclude the tax benefit principally related to certain prior period charges excluded from “Adjusted” earnings.

(l)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three months ended			Three months ended
	September 30, 2010			September 30, 2009
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,236	$1,313		$1,386	$1,518

Shares (Denominator):
Weighted-average shares for basic EPS	958	958		1,016	1,016
Effect of dilutive securities	4	4	(*)	6	5	(*)

Weighted-average shares for diluted EPS	962	962		1,022	1,021

Diluted earnings per share	$1.28	$1.36		$1.36	$1.49

	Nine months ended			Nine months ended
	September 30, 2010			September 30, 2009
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$3,605	$3,921		$3,674	$3,949

Shares (Denominator):
Weighted-average shares for basic EPS	966	966		1,020	1,020
Effect of dilutive securities	5	5	(*)	5	4	(*)

Weighted-average shares for diluted EPS	971	971		1,025	1,024

Diluted earnings per share	$3.71	$4.04		$3.58	$3.86

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and nine months ended September 30, 2010 and 2009 were computed under the treasury stock method assuming that we do not expense stock options.

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Amgen’s Third Quarter Revenue Unchanged at $3.8 Billion;

Third Quarter Adjusted EPS Decreased 9 Percent to $1.36

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Aranesp® - U.S.	$283	$333	$818	$963
Aranesp® - International	340	352	1,035	1,041
EPOGEN® - U.S.	653	663	1,933	1,866
Neulasta® - U.S.	692	657	1,972	1,876
NEUPOGEN® - U.S.	250	240	700	672
Neulasta® - International	224	214	668	603
NEUPOGEN® - International	88	99	267	290
Enbrel® - U.S.	856	872	2,429	2,430
Enbrel® - Canada	58	52	166	151
Sensipar® - U.S.	115	108	344	320
Sensipar® - International	60	57	182	160
Vectibix® - U.S.	30	23	84	72
Vectibix® - International	40	35	125	95
Nplate® - U.S.	35	22	95	54
Nplate® - International	25	9	69	15
Prolia™ - U.S.	7	—	10	—
Prolia® - International	3	—	3	—

Total product sales	$3,759	$3,736	$10,900	$10,608

U.S.	$2,921	$2,918	$8,385	$8,253
International	838	818	2,515	2,355

Total product sales	$3,759	$3,736	$10,900	$10,608

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Amgen’s Third Quarter Revenue Unchanged at $3.8 Billion;

Third Quarter Adjusted EPS Decreased 9 Percent to $1.36

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash, cash equivalents and marketable securities	$17,049	$13,442
Trade receivables, net	2,443	2,109
Inventories	2,044	2,220
Other current assets	1,394	1,161

Total current assets	22,930	18,932
Property, plant and equipment, net	5,643	5,738
Intangible assets, net	2,315	2,567
Goodwill	11,334	11,335
Other assets	1,312	1,057

Total assets	$43,534	$39,629

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,809	$3,873
Current portion of convertible notes	2,451	—

Total current liabilities	6,260	3,873
Convertible notes	2,263	4,512
Other long-term debt	8,578	6,089
Other non-current liabilities	2,362	2,488
Stockholders’ equity	24,071	22,667

Total liabilities and stockholders’ equity	$43,534	$39,629

Shares outstanding	952	995

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In millions)

(Unaudited)

	September 30, 2010
	GAAP	Adjustments for accounting standard		“Adjusted”
Total debt outstanding	$13,292	$368	(a)	$13,660

(a)	To exclude the impact of adopting an accounting standard on January 1, 2009 that changed the method of accounting for our convertible notes.

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Amgen’s Third Quarter Revenue Unchanged at $3.8 Billion;

Third Quarter Adjusted EPS Decreased 9 Percent to $1.36

Amgen Inc.

Reconciliation of GAAP Earnings Per Share Guidance to “Adjusted”

Earnings Per Share Guidance for the Year Ending December 31, 2010

(Unaudited)

On October 25, 2010, the Company reaffirmed its “Adjusted” earnings per share guidance towards lower end of $5.05 to $5.25, including the estimated impact of the U.S. Health Care Reform Legislation of slightly below $200 million. The following table shows a reconciliation of GAAP earnings per share (diluted) guidance to “Adjusted” earnings per share (diluted) guidance.

2010
GAAP earnings per share (diluted) guidance	$4.59 - $4.80
Known adjustments to arrive at “Adjusted” earnings*:
Amortization of acquired intangible assets, product technology rights (a)	0.19
Incremental non-cash interest expense (b)	0.17
Stock option expense (c)	0.08 - 0.09
Amortization of acquired intangible assets, R&D technology rights (d)	0.05
Tax settlement (e)	(0.04)

“Adjusted” earnings per share (diluted) guidance	$5.05 - $5.25

*	The known adjustments are presented, where applicable, net of their related aggregate tax impact of approximately $0.28 to $0.29 per share.

(a)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(b)	To exclude the incremental non-cash interest expense resulting from a change in accounting in January 2009 related to our convertible debt.

(c)	To exclude stock option expense.

(d)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

(e)	To exclude the income tax benefit recognized as a result of resolving certain non-routine transfer pricing issues with tax authorities for prior periods.

Amgen Inc.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2010

(Unaudited)

On October 25, 2010, the Company stated that it now expects its “Adjusted” tax rate guidance to be around 20%. The tax rate effect of known adjustments discussed above is approximately 3%, resulting in GAAP tax rate guidance of approximately 17%.